EXHIBIT 34.2

Report of Independent Registered Public Accounting Firm
The Board of Directors
The Corporate Trust Services division of Wells Fargo Bank, National Association:
We have examined management’s assertion, included in the accompanying Assessment of Compliance with the Applicable Servicing Criteria, that the Corporate Trust Services division of Wells Fargo Bank, National Association (the Company) complied with the Servicing Criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB (the Servicing Criteria) for asset-backed securities (ABS) transactions for which the Company provides trustee and/or paying agent services and for which (a) either (i) some or all of the issued securities for such ABS transactions were publicly offered pursuant to a registration statement delivered under the Securities Act of 1933, as amended, or (ii) the issued securities for such ABS transactions were privately offered pursuant to an exemption from registration and the Company either has an obligation under the transaction agreements or was requested by the sponsor or depositor to deliver an assessment of compliance with the applicable Servicing Criteria under Item 1122(d) of Regulation AB, and (b) the issuing entity has a fiscal year that ends on February 28 (or February 29, if applicable) (the February ABS Platform), as of and for the twelve months ended February 29, 2020. Management has determined that all the Servicing Criteria set forth in Item 1122(d) are applicable to the Company’s obligations in the related transaction agreements with respect to the February ABS Platform as of and for the twelve months ended February 29, 2020, except for the following Servicing Criteria: 1122(d)(1)(i), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(1)(v), 1122(d)(2)(i), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(2)(vii), 1122(d)(3)(i) and 1122(d)(4)(i) - 1122(d)(4)(xv), which management has determined are not applicable to the Company’s obligations in the related transaction agreements with respect to the February ABS Platform as of and for the twelve months ended February 29, 2020; provided however that, with respect to the February ABS Platform, Servicing Criterion 1122(d)(3)(ii) is applicable only as it relates to the Company’s obligation to make remittances to investors in accordance with the transaction agreements (the Applicable Servicing Criteria). With respect to Applicable Servicing Criterion 1122(d)(1)(ii), management has determined that there were no activities performed during the twelve months ended February 29, 2020 with respect to the February ABS Platform, because there were no occurrences of events that would require the Company to perform such activities. Appendix A to the Assessment of Compliance with the Applicable Servicing Criteria identifies the individual asset-backed transactions and securities defined by management as constituting the February ABS Platform. Management is responsible for the Company’s compliance with the Servicing Criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the Servicing Criteria based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the Servicing Criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the February ABS Platform, testing selected servicing activities related to the February ABS Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the Servicing Criteria.
In our opinion, management’s assertion that the Company complied with the aforementioned Servicing Criteria as of and for the twelve months ended February 29, 2020 is fairly stated, in all material respects.
/s/KPMG LLP
Chicago, Illinois
April 17, 2020